Exhibit 10.1
Equity Transfer Agreement
(this “Agreement”)

Transferor (Party A): Hunan Zhaoheng Hydropower Co., Ltd.
Address: Power Station Road, Chujiang Town, Shimen County, Hunan Province
Legal Representative: Hong Zhu
Title: Chairman of Board

Transferee (Party B): Hunan Jiuli Hydropower Construction Co., Ltd.
Address: No.1, South Power Station Road, Chujiang Town, Shimen County, Hunan Province
Legal Representative: Qingeng Zheng
Title: Chairman of Board

In accordance with the relevant PRC laws and regulations, and adherence to the principles of willingness, fairness and honesty, Party A and Party B agree on the following terms.

WHEREAS:

Zhaoheng Winner (Shimen) Tungsten Company Limited., a joint venture (“Winner”,) was incorporated in 2006. As of the date this Agreement was signed, the registered capital of Winner was US$1 million of which, Wanqi Taibao China Tungsten Co., Ltd. contributed US$260,000, or 26% equity interests, Shenzhen Weileda Technology Development Co., Ltd. contributed  US$250,000, or 25% equity interests, and  Party A contributed US$490,000 (equivalent to RMB3.92 million at the exchange rate when the contribution was made), or 49% equity interests.

1: Objects Transferred:
Party A agrees to sell and Party B agrees to purchase 49% equity interests of Winner, (the “Equity Transfer”) and all creditors’ rights in Winner that are legitimately owned by Party A (the “Creditors’ Rights”).

2: Consideration and Mode of Payment

2.1: Party A and Party B agree that the consideration for the Equity Transfer is RMB5,618,666.67, which includes the original capital contribution of RMB3.92 million equivalent at the exchange rate when the contribution was made and fixed investment returns of RMB 1,698,666.67 as of June 30, 2009.

2.2: Party A and Party B agree that the consideration for the transfer of the Creditors’ Rights is RMB6,900,000.06, which includes the principal of RMB6 million and accumulated interests of RMB 900,000.06 as of June 30, 2009.

2.3: Party A and Party B agree that, within 15 business days after this Agreement takes effect, Party B shall pay Party A the total amount of RMB 12,518,666.73. Party B shall pay Party A interests on overdue payment at the interest rate of 120% of the bench mark rate of the People’s Bank of China.

3. Rights and Obligations of Both Parties

3.1: Party A shall obtain the Board Resolution from the directors of Winner regarding the Equity Transfer. After this Agreement takes effect, Party A shall provide all relevant documents to assist Party B in amending the Register of Shareholders and the articles of association of Winner and registering the Equity Transfer with the Industrial and Commercial Administrative Department.

3.2: Since July 1, 2009, Party A shall no longer enjoy any equity and shareholder interests in Winner. Party B shall become the legitimate owner of all equity interests and Creditors’ Rights in Winner and bear all obligations attached to the equities.

4. Taxes and Fees in relation to the Transfer
Party A and Party B shall bear their respective fees and taxes in relation to the Equity Transfer and Creditors’ Rights transfer according to the laws and regulations.

5. Liabilities for Breach of this Agreement

5.1: If Party B fails to make payment to Party A in accordance with article 2.3 of this Agreement, Party B shall pay Party A penalty at a rate 0.5% of the overdue balance per day. If the payment is overdue for more than 30 days, Party A is entitled to terminate this Agreement unilaterally.

5.2: If this Agreement is terminated due to force majeure or agreed upon by both parties, Party A shall, within three days after such termination, refund the payment, together with any interests calculated at the bench mark rate of the People’s Bank of China, to Party B.. Party A shall pay Party B penalty on overdue payment at the rate of 0.5% of the overdue balance per day.

6. Dispute Settlement

Both parties shall try to settle the disputes through amicable negotiations. If no agreement can be reached, either party may submit the case to the People’s Court where this Agreement was entered into. This Agreement is signed in Changde City of Hunan Province.

7: The Modification or Termination of this Agreement

7.1: This Agreement may be modified or terminated under the following situations:

7.1.1: both parties agree to modify or terminate this Agreement without harm to national and social interests;

7.1.2: all obligations under this Agreement may not be fulfilled due to force majeure; and

7.1.3: either party fails to fulfill its obligations during contractual period, which has been recognized by the other party.

Should Party A and Party B agree to terminate this Agreement, Party A shall refund all payment to Party B.

7.2: Should any of the following conditions are met, either party is entitled to terminate this Agreement in written notice without any legal liabilities:

7.2.1: the warrants and statements made by either party under this Agreement are false and untrue; or

7.2.2: either party violates this Agreement and damages the interests of the other party.

8. The Effectiveness of this Agreement

This Agreement takes effect after being signed and sealed by both parties.

9: Miscellaneous

9.1: Party A and Party B may sign supplementary agreements if there are issues not covered in this Agreement.

9.2: If the Agreement cannot be performed due to force majeure, liability is partially or wholly exempted depending on the effect of the event of force majeure. An event of force majeure occurring after a party has defaulted on his performance does not exempt him from liability. If either party is unable to perform the Agreement as a consequence of force majeure, he shall timely notify the other party in order to mitigate the loss potentially incurred by that party, and shall provide proof within a reasonable period of time.

9.3: This Agreement is in 6 copies. Party A, Party B, Winner, the Industrial and Commercial Administrative Department of Changde City, the Administration of Foreign Exchange of Changde City, and the Bureau of Commerce of Changde City shall each keep one copy.

Transferor (Party A) (seal): Hunan Zhaoheng Hydropower Co., Ltd
Legal Representative (or representative duly authorized):   Hong Zhu
Transferee (Party B) (sealed): Hunan Jiuli Hydropower Construction Co., Ltd.

Legal Representative (or representative duly authorized):   Qingeng Zheng

Signed on: June 29, 2009